AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2014
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST NBC BANK HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Louisiana	14-1985604
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
210 Baronne Street New Orleans, Louisiana 70112
(Address of principal executive officers and zip code)

FIRST NBC BANK HOLDING COMPANY 2014 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Ashton J. Ryan, Jr.
President and Chief Executive Officer
First NBC Bank Holding Company
210 Baronne Street
New Orleans, Louisiana 70112
(504) 566-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Geoffrey S. Kay
Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
(512) 583-5909

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b−2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common stock, par value $1.00 per share	1,910,941	$36.99	$70,685,707.59	$8,213.68

(1)
Includes 800,000 shares related to awards newly issuable under the 2014 Omnibus Plan, 274,724 shares remaining issuable under the First NBC Bank Holding Company Stock Incentive Plan, or 2006 Plan, at the time of its termination, and the maximum amount of additional shares that may become issuable under the 2014 Omnibus Plan as a result of forfeitures or similar events involving awards issued under the 2006 Plan.

(2)
In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock that may be issued as a result of the anti-dilution provisions of the First NBC Bank Holding Company 2014 Omnibus Incentive Plan.

(3)
Estimated solely for the purposes of calculating the registration fee, in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, based upon the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Stock Market on November 7, 2014.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the First NBC Bank Holding Company 2014 Omnibus Incentive Plan, as amended, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents previously filed by the registrant (Commission File No. 001-35915) with the Commission are incorporated by reference into this registration statement as of their respective dates, except to the extent that any information in such filings is deemed “furnished” in connection with Commission rules:

(a)     the registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 31, 2014;
(b)    the registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the Commission on May 15, 2014, August 14, 2014 and November 12, 2014, respectively;
(c)    the registrant’s Current Reports on Form 8-K filed with the Commission on February 11, 2014; May 1, 2014; May 23, 2014; July 28, 2014; September 3, 2014 and October 29, 2014 (except, with respect to each of the foregoing, any portions of the reports that were deemed to be furnished and not filed);
(d)    those portions of the registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 18, 2014 and deemed incorporated by reference into the registrant’s Annual Report on Form 10-K; and
(e)     the description of the registrant’s common stock contained in its registration statement on Form 8-A filed on May 7, 2013, and any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the registrant under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the Commission.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference into this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances will any information furnished under Items 2.02 or 7.01 of a Current Report on Form 8-K be deemed incorporated herein by reference unless that Form 8-K expressly provides to the contrary.

Item 4.     Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 83 of the Louisiana Business Corporation Law (“LBCL”) provides that a Louisiana corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise. The indemnity may include attorney fees, judgments, fines, amounts paid in settlement and other expenses actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Certain additional limitations apply with respect to indemnification related to actions advanced by or in the right of the corporation. Where a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in any defense of any action referred to above or any claim therein, the corporation must indemnify him against expenses actually and reasonably incurred in connection with such matter. Section 83 permits a corporation to pay expenses incurred by the indemnified party in defending an action, suit or proceeding in advance of the final disposition if approved by the board of directors and accompanied by an undertaking by the indemnified party to repay such amounts if it is later determined that he is not entitled to indemnification. Section 83 also authorizes Louisiana corporations to buy liability insurance on behalf of any current or former director, officer, agent or employee. The indemnification and expense advancement provisions contained in Section 83 are not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, shareholder or director authorization or otherwise.
In addition to the indemnification provided by the LBCL, Article VI of the registrant’s articles of incorporation provides that it will indemnify its directors and officers from and against any and all expenses, liabilities or other matters covered by Section 83 of the LBCL, both as to action in an official capacity and in another capacity while holding office. The articles of incorporation provide for mandatory advancement of expenses of directors and officers, so long as the registrant receives (i) a written affirmation from the director or officer of his good faith belief that he has satisfied the standard of conduct necessary for indemnification under the LBCL and (ii) an undertaking by or on behalf of the director or officer to repay all amounts advanced if it is later determined that he is not entitled to indemnification. Under its articles of incorporation, the registrant is not obligated to reimburse the amount of any settlement involving a director or officer unless it has agreed to the settlement. If any director or officer refuses to enter into a settlement that is reasonably satisfactory to the registrant, then the registrant’s indemnification obligation will be limited to the total amount of the proposed settlement and the expenses incurred by such person prior to the time that the settlement could reasonably have been effected. The articles of incorporation permit, but do not require, the registrant to grant rights to indemnification and advancement of expenses to any of its employees or agents, or those of any of its subsidiaries, to the fullest extent of the LBCL. The articles of incorporation do not limit the registrant’s ability to provide for additional rights to indemnification or advancement of expenses through its bylaws, a resolution of shareholders or directors, an agreement or otherwise, as long as those rights are consistent with the LBCL.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 7.    Exemption From Registration Claimed.
Not applicable.
Item 8.    Exhibits.

NUMBER	DESCRIPTION
4.1	Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 of the registrant’s Registration Statement on Form S-1, filed April 30, 2013 (SEC File No. 333-187787)
4.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 of Amendment No. 2 to the registrant’s Registration Statement on Form S-1, filed May 7, 2013 (SEC File No. 333-187787)
4.3	Specimen common stock certificate, incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form S-1, filed April 30, 2013 (SEC File No. 333-187787)
5.1	Opinion of Fenimore, Kay, Harrison & Ford, LLP
23.1	Consent of Fenimore, Kay, Harrison & Ford, LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of attorney (included on signature page)
99.1	First NBC Bank Holding Company 2014 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed May 23, 2014 (SEC File No. 001-35915)

Item 9.    Undertakings.
A.     The undersigned registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.     The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Orleans, Louisiana on the 14th day of November, 2014.

FIRST NBC BANK HOLDING COMPANY
By:	/s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr.
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ashton J. Ryan, Jr. as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on November 14, 2014.

Signature		Title

By:	/s/ Ashton J. Ryan, Jr.	Chairman of the Board, Chief Executive Officer, President and Director
	Ashton J. Ryan, Jr.	(Principal Executive Officer)

By:	/s/ Mary Beth Verdigets	Executive Vice President and Chief Financial Officer
	Mary Beth Verdigets	(Principal Financial and Accounting Officer)

By	/s/ William D. Aaron	Director
William D. Aaron

By	/s/ William Carrouche	Director
William Carrouche

Signature		Title

By:	/s/ John F. French	Director
John F. French

By:	/s/ Leander J. Foley, III	Director
Leander J. Foley, III

By:	/s/ Leon L. Giorgio, Jr.	Director
Leon L. Giorgio, Jr.

By:	/s/ Shivan Govindan	Director
Shivan Govindan

By	/s/ L. Blake Jones	Director
L. Blake Jones

By:	/s/ Louis V. Lauricella	Director
Louis V. Lauricella

By:	/s/ Mark G. Merlo	Director
Mark G. Merlo

By:	/s/ Dr. Charles C. Teamer	Director
Dr. Charles C. Teamer

By:	/s/ Joseph F. Toomy	Director
Joseph F. Toomy

EXHIBIT INDEX

NUMBER	DESCRIPTION
4.1	Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 of the registrant’s Registration Statement on Form S-1, filed April 30, 2013 (SEC File No. 333-187787)
4.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 of Amendment No. 2 to the registrant’s Registration Statement on Form S-1, filed May 7, 2013 (SEC File No. 333-187787)
4.3	Specimen common stock certificate, incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form S-1, filed April 30, 2013 (SEC File No. 333-187787)
5.1	Opinion of Fenimore, Kay, Harrison & Ford, LLP
23.1	Consent of Fenimore, Kay, Harrison & Ford, LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of attorney (included on signature page)
99.1	First NBC Bank Holding Company 2014 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed May 23, 2014 (SEC File No. 001-35915)